Exhibit 21.1

List of Subsidiaries

Subsidiary name	Jurisdiction of Incorporation or Organization
Neotope Biosciences Limited	Ireland
Onclave Therapeutics Limited	Ireland
Prothena Biosciences Inc.	Delaware